THIRD AMENDMENT TO THE
OASIS PETROLEUM INC.
AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

        THIS THIRD AMENDMENT (the "Third Amendment") to the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan, as amended from time to time (the “Plan”), is made effective as of April 28, 2020 (the “Amendment Effective Date”), by Oasis Petroleum Inc. (the “Company”), subject to approval by the Company’s stockholders.
W I T N E S S E T H:
        WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;
        WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan (including to increase the number of shares of the Company’s common stock (“Stock”) available for awards under the Plan), subject to the approval of the Company’s stockholders if such approval is required by the rules of the Nasdaq Stock Market (“NASDAQ”);
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan in order to, among other things, increase the total number of shares of Stock reserved for delivery with respect to awards under the Plan in order to ensure that sufficient shares of Stock are available for future awards and to extend the term of the Plan; and
WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2020 Annual Meeting, in order to (i) increase the number of shares of Stock available for grant under the Plan by 9,000,000 shares and to provide for restrictions on shares that may be reissued under the Plan, subject to the approval of the Company’s stockholders pursuant to applicable NASDAQ rules, and (ii) extend the term of the Plan to April 28, 2030.
NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:
1. Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:
4. Stock Subject to Plan.
(a) Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock that may be delivered with respect to Awards under this Plan, since its original inception, shall not exceed 37,600,000 shares, and such total will be available for the issuance of Incentive Stock Options.

2. Section 10(m) of the Plan is hereby deleted in its entirety and replaced with the following:
(m) Plan Effective Date and Term. This Plan was adopted by the Board on February 20, 2018, to be effective as of the Effective Date, and approved the stockholders of the Company on May , 2018. The Plan was subsequently amended pursuant to the First Amendment to the Plan, effective as of April 30, 2019, the Second Amendment to the Plan, effective as of January 10, 2020, and the Third Amendment to the Plan, effective as of April 28, 2020. No Awards may be granted under this Plan on and after April 28, 2030.
RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.